Exhibit 99.1

Mace Reports Financial Results for the Second Quarter and Six Months Ended June 30, 2010

HORSHAM, Pa.--(BUSINESS WIRE)--August 13, 2010--Mace Security International, Inc. ("Mace" or the “Company”) (NASDAQ Global: MACE) today announced financial results for the second quarter and six months ended June 30, 2010.

Financial Results, Second Quarter of 2010 Compared to Second Quarter of 2009

Total revenues for the second quarter ended June 30, 2010 were $6.1 million, as compared to $7.2 million for the same period in 2009. The decrease in overall revenues during the second quarter of 2010 was primarily due to a decrease in revenues of $973,000 from Mace’s Digital Media Marketing Segment, principally as a result of reductions in revenues in the Purity cosmetic product line, ExtremeBriteWhite teeth whitening product and Cross Sell revenue stream, partially offset by sales from the introduction of several new products in late 2009. Our Security Segment’s revenues decreased by approximately $105,000 in the second quarter of 2010 compared to the same period in 2009.

Loss from continuing operations for the second quarter of 2010 was approximately ($5.0) million, or ($0.32) per share, compared to a loss from continuing operations of ($3.3) million, or ($0.21) per share, in the second quarter of 2009. The increase in operating loss from continuing operations was primarily due to the recording of asset impairment charges of $3.6 million primarily related to intangible assets acquired in the Linkstar acquisition within the Digital Media Marketing Segment and some less significant intangible assets in the Security Segment. The impairment loss was partially offset by a reduction in Selling, General, and Administration (“SG&A”) expenses of $1.1 million as the Company realized savings from the company-wide cost reduction program it began in late 2008.

Discontinued operations include all of the Company’s car wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated income of approximately $183,000, or $0.01 per share, for the three months ended June 30, 2010 and $31,000, or $0.01 per share, in the same period of 2009.

Net loss for the three months ended June 30, 2010 was approximately ($4.9) million, or ($0.31) per share, compared to a net loss of approximately ($3.3) million, or ($0.20) per share, for the three months ended June 30, 2009.

Financial Results, Six Months Ended June 30, 2010 Compared to Six Months Ended June 30, 2009

Total revenues for the six months ended June 30, 2010 were $13.1 million, as compared to $14.4 million for the same period in 2009. The decrease in overall revenues during the six months ended June 30, 2010 was primarily due to a decrease in revenues of $1.3 million from Mace’s Digital Media Marketing Segment, principally as a result of reductions in revenues in the Purity cosmetic product line, ExtremeBriteWhite teeth whitening product and Cross Sell revenue stream, partially offset by sales from the introduction of several new products in late 2009. Our Security Segment’s revenues decreased by approximately $16,000 in the six months ended June 30, 2010 compared to the same period in 2009.

Loss from continuing operations for the six months ended June 30, 2010 was approximately ($11.6) million, or ($0.73) per share, compared to a loss from continuing operations of ($4.9) million, or ($0.30) per share compared to the same period in 2009. The increase in operating loss from continuing operations was primarily due to the recording of asset impairment charges of $3.6 million primarily related to intangible assets acquired in the Linkstar acquisition within the Digital Media Marketing Segment and some less significant intangible assets in the Security Segment and the $4.5 Arbitration Award recorded during the first quarter of 2010. The operating loss was offset by a reduction in SG&A expenses of $1.1 million as the Company realized savings from the company-wide cost reduction program it began in late 2008.

Discontinued operations include all of the Company’s car wash operations. The results for these operations are shown as discontinued operations for financial reporting purposes. These operations generated a loss of approximately ($88,000), or ($0.01) per share, for the six months ended June 30, 2010 and ($28,000), or $0 per share, in the same period of 2009.

Net loss for the six months ended June 30, 2010 was approximately ($11.7) million, or ($0.74) per share, compared to a net loss of approximately ($4.9) million, or ($0.30) per share, for the six months ended June 30, 2009.

The Company’s net book value was $20.1 million, or $1.28 per share, at June 30, 2010. In addition, Mace had $33.4 million in total assets, including $6.3 million of cash, cash equivalents and short-term investments at June 30, 2010.

2010 Second Quarter Highlights

  Mace realized sequential growth in revenues within its Security Segment of 2% from the first quarter ending March 31, 2010 to the most recent quarter ending June 30, 2010, in spite of continued softness in the construction market. Mace's strategic plan has been focusing the entire company towards becoming a security-centric business.
  Mace CSSS (“Mace CS”) located in Anaheim, CA, received the prestigious “CSAA Five Diamond Certification.” According to CSAA, “fewer than 100 central stations out of 2,700 nationwide have achieved this honor.” The certification signifies that 100% of Mace CS operators have achieved proficiency and certification by passing the CSAA Central Station On-line Operator Training Course.
  Mace continued to strengthen its Security Segment’s management team by hiring Eric Vorbeck as its National Sales Manager for Mace Security Products, Inc. Prior to joining Mace, Mr. Vorbeck was the Strategic Sales Director at Northern Video Systems, a Tri-Northern Distribution company.
  Mace completed the sale of one of its Arlington, Texas car washes on July 26, 2010 for a sales price of $625,000 with net proceeds received of $413,000 after paying off existing debt and related closing costs. Mace also completed the sale of a Lubbock, Texas car wash on June 2, 2010 with sale proceeds of $641,000 resulting in a gain of approximately $211,000. These two sales reduce the number of owned or leased car washes to five, two of which are currently under agreements of sale as noted below.

  Mace entered into an agreement of sale on May 24, 2010 for the remaining car wash it owns in Lubbock, Texas for a sales price of $1.7 million. Current book value of this car wash is approximately $1.7 million with outstanding debt of approximately $770,000. Additionally, on June 1, 2010, Mace entered into an agreement of sale for a car wash in Arlington, Texas for a sales price of $2.1 million with outstanding debt of approximately $820,000.

Dennis Raefield, CEO and President of Mace, stated, “2010 continues to be a challenging year for us. We are now focusing on our core security business, have been successful in divesting further from the legacy car wash business, and as we announced previously, have retained an investment banking firm to explore the sale of our Digital Media Marketing Segment. We continually review and refine our recovery plan and continue to make great strides in reducing the overhead of the organization.

“While revenue performance struggles to get back to pre-recession levels, we are encouraged by the 2% growth in Security Segment sales in our most recent quarter. We remain committed to lowering our cost structure to be near a profitable level and understand we must grow our top line to become profitable and create shareholder value.”

Conference Call

Mace will conduct a conference call on Tuesday, August 17, 2010 at 2:00 PM EDT, 11:00 AM PDT. The participant conference call number is (877) 719-8065, conference ID: 94196317. There will also be access to a digital recording of the teleconference by calling (800) 642-1687 and entering the conference ID: 94196317. This will be available after the teleconference from 4:00 PM EDT, Tuesday, August 17, 2010 through Tuesday, August 31, 2010.

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a Digital Media Marketing and e-commerce business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its periodic reports on Form 10-K and Form 10-Q, and current reports on Form 8-K, which reports should be read in conjunction with this press release.

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Three Months Ended June 30,
	2010	2009

Revenues
Security	$4,353	$4,458
Digital media marketing	1,785	2,758

	6,138	7,216
Cost of revenues
Security	3,094	3,186
Digital media marketing	1,395	1,883

	4,489	5,069

Selling, general, and administrative expenses	2,870	3,999
Asset impairment charges	3,600	1,282
Depreciation and amortization	214	200

Operating loss	(5,035)	(3,334)

Interest (expense) income, net	(12)	3
Other income	2	8
Loss from continuing operations before income taxes	(5,045)	(3,323)

Income tax expense	25	40

Loss from continuing operations	(5,070)	(3,363)

Income from discontinued operations, net of tax	183	31

Net loss	$(4,887)	$(3,332)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.32)	$(0.21)
Income from discontinued operations	0.01	0.01
Net loss	$(0.31)	$(0.20)

Weighted average shares outstanding
Basic	15,735,725	16,285,377
Diluted	15,735,725	16,285,377

Mace Security International, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share information)
(Unaudited)

	Six Months Ended June 30,
	2010	2009

Revenues
Security	$8,620	$8,636
Digital media marketing	4,514	5,804

	13,134	14,440
Cost of revenues
Security	6,110	6,128
Digital media marketing	3,664	4,025

	9,774	10,153

Selling, general, and administrative expenses	6,384	7,472
Arbitration award	4,500	-
Asset impairment charges	3,600	1,282
Depreciation and amortization	423	376

Operating loss	(11,547)	(4,843)

Interest (expense) income, net	(22)	16
Other income	5	5
Loss from continuing operations before income taxes	(11,564)	(4,822)

Income tax expense	50	80

Loss from continuing operations	(11,614)	(4,902)

Loss from discontinued operations, net of tax	(88)	(28)

Net loss	$(11,702)	$(4,930)

Per share of common stock (basic and diluted):
Loss from continuing operations	$(0.73)	$(0.30)
Loss from discontinued operations	(0.01)	-
Net loss	$(0.74)	$(0.30)

Weighted average shares outstanding
Basic	15,824,506	16,285,377
Diluted	15,824,506	16,285,377

Mace Security International, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$5,259	$8,289
Short-term investments	994	1,086
Accounts receivable, net	2,019	1,939
Inventories, net	4,665	5,232
Other current assets	1,846	2,078
Assets held for sale	5,848	7,180
Total current assets	20,631	25,804

Property and equipment, net	3,382	3,275

Goodwill	4,769	7,869

Other intangible assets, net	3,017	3,780

Other assets	1,586	1,630
	$33,385	$42,358

LIABILITIES AND EQUITY

Current Liabilities
Current portion of long-term debt and capital lease obligations	$137	$109
Accounts payable and accrued expenses	9,598	6,464
Other current liabilities	478	525
Liabilities related to assets held for sale	1,894	2,123
Total current liabilities	12,107	9,221

Long-term debt and capital lease obligations, net of current portion	674	688

Other liabilities	461	461

Stockholders' Equity	20,143	31,988
	$33,385	$42,358

CONTACT:
Mace Security International, Inc.
Dennis Raefield, CEO
925-478-4524
dennis@mace.com